AXION POWER INTERNATIONAL, INC.
100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9

FOR IMMEDIATE RELEASE

TAMBORIL CIGAR COMPANY
IMPLEMENTS NAME CHANGE AND REVERSE SPLIT

VAUGHAN, ONTARIO – June 7, 2004 – Axion Power International, Inc. (OTC Pink Sheets: AXPW), formerly Tamboril Cigar Company (OTC Pink Sheets: SMKE) announced today that its stockholders have approved all proposals included in its Proxy Statement dated April 21, 2004 including:

•	Changing the company’s name to Axion Power International, Inc.

•	Implementing a reverse split of the company’s common stock in the effective ratio of one (1) new share for every sixteen (16) shares presently outstanding;

•	Decreasing the company’s authorized capital stock to 50,000,000 shares of Common Stock and 12,500,000 shares of preferred stock;

•
Amending the company’s By-Laws to authorize the board to fix the number of directors by resolution; require that a majority of the members of the board be independent directors; and provide for the classification of the board into three classes of directors who serve for staggered terms of office;

•	Electing the seven individuals identified in the company’s Proxy Statement to serve on the board of directors;

•	Ratifying the adoption of an Incentive Stock Plan for the company’s employees;

•	Ratifying the adoption of a stock option plan for the company’s independent directors; and

•	Ratifying the selection of Michael F. Cronin, CPA as the company’s independent auditor for the year ended December 31, 2004.

Upon adjournment of the stockholders meeting, we amended our Certificate of Incorporation to implement the equivalent of a 1 for 16 reverse split. The mechanics of the reverse split involved a two-stage process that included a 1 for 1,600 reverse split followed immediately by a 100 for 1 forward split. We did not issue scrip or purchase fractional shares for cash in connection with the reverse split. Instead, all calculations that would have resulted in the issuance of a fractional share were rounded up to the next whole number.

As a result of the two-step reverse split and forward split, every stockholder will own a round trading lot of at least one hundred shares and all share positions will be integral multiples of 100 shares. Until the close of business on June 11, 2004, we will allow brokerage firms and other nominees who hold shares of our common stock for the accounts of beneficial owners to make the necessary rounding calculations on behalf of their clients. Any nominees that fail to make a timely request will be aggregated and treated as a single shareholder.

As a result of the name change and reverse split, our OTC trading symbol was changed to AXPW effective at the opening of business on June 7, 2004.

Commenting on the meeting, John Petersen, the company’s chief financial officer and general counsel said, “We are delighted that the stockholders approved changes we proposed in our Proxy Statement by an overwhelming margin. We believe these changes will facilitate the future listing of our shares on a more credible securities market, improve our corporate governance and better position our company for the technical and financial challenges that lie ahead. The last five months have been highly productive as our scientific and engineering staff took the E3Cell technology from single cell laboratory prototypes to working multi-cell battery prototypes that are showing a number of remarkable performance characteristics. We believe the next few months will be a challenging and exciting time as we work our way through the alpha and beta testing process with established leaders in the power industry.”

About Axion Power International

Axion Power International is engaged in research and development on a unique hybrid electrical energy storage battery based on its proprietary E3Cell technology. Our proprietary technology replaces the lead-based negative electrode (in the conventional lead-acid battery construction) with a proprietary highly permeable, nanoporous carbon electrode that significantly extends the battery’s useful life under heavy load conditions. Our E3Cells simultaneously demonstrate characteristics associated with both super-capacitors and traditional batteries. We plan to develop a line of E3Cell batteries for use in "stationary" installations; and in the future, for use in "mobile" applications. www.axionpower.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are "forward-looking statements" within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations or beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a detailed description of the risk factors and uncertainties affecting the Company, please refer to the complete text of our Current Report on Form 8-K and our Rule 14f-1 Information Statement, each of which is available at www.sec.gov.

For further information, please contact:

Nazia Khan, Corporate Communications
Axion Power International, Inc.
905-264-1991
nkhan@axionpower.com